Exhibit 99.1

TELA Bio Initiates BRAVO II Study of OviTex® for the Robotic Repair of Ventral Hernias

MALVERN, PA, May 19, 2021 -- TELA Bio, Inc. ("TELA"), a commercial-stage medical technology company focused on designing, developing, and marketing innovative tissue reinforcement materials to address unmet needs in soft tissue reconstruction, today launched the company's second post-market study, BRAVO II, to evaluate the clinical performance of OviTex® Reinforced Tissue Matrices in the robotic repair of ventral hernias. The first patient was enrolled at St. Lukes's Hospital in Overland Park, Kansas.

"We continue our commitment to developing and providing surgeons with advanced soft tissue repair materials," said Antony Koblish, President and CEO of TELA Bio. "With the continued success of our original BRAVO study and the ongoing evolution in robotic procedures for more complex ventral hernia repair, we are excited to demonstrate the efficacy and durability of the expanded OviTex portfolio in robotic hernia repair through our BRAVO II study. This study will include the addition of OviTex LPR, which has been designed specifically for optimal robot compatibility."

The company expects to enroll up to 100 subjects in the BRAVO II study at up to seven US-based sites, with patient follow-up at 90 days, 12 months, and 24 months. Study researchers will primarily monitor the incidence of early postoperative surgical site occurrences, wound-related events, and other complications within three months of surgery. Secondarily, researchers will monitor the incidence of true hernia recurrence, surgical site occurrences, and other complications occurring after three months post-surgery. Patient reported outcomes will be evaluated and recorded using quality of life and pain assessments.

"The use of reinforced tissue matrix allows surgeons to offer patients a strong and safe robotic natural hernia repair while decreasing the amount of permanent mesh that is placed in the abdomen," said Geoffrey Slayden, MD, of Saint Luke's Surgical Specialists in Overland Park, Kansas. "This technology allows us to maximize the advantages of both the permanent and remodeling aspects of the mesh."

To learn more about Core, LPR, and 1S, the OviTex Reinforced Tissue Matrix configurations that will be used in the BRAVO II study, visit telabio.com/ovitex.

About TELA Bio, Inc.

TELA Bio Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on designing, developing, and marketing innovative tissue reinforcement materials to address unmet needs in soft tissue reconstruction. The company is committed to providing patients with advanced, economically effective biologic material repair solutions to minimize long-term exposure to permanent synthetic materials and improve clinical outcomes. TELA Bio's OviTex® and OviTex PRS Reinforced Tissue Matrix products are purposefully designed to address the shortcomings of existing reinforcement materials in hernia repair, abdominal wall reconstruction, and plastic and reconstructive surgery. For more information, visit www.telabio.com.

About OviTex

OviTex Reinforced Tissue Matrix is intended for use as a surgical mesh to reinforce and/or repair soft tissue where weakness exists. Indications for use include the repair of hernias and/or abdominal wall defects that require the use of reinforcing or bridging material to obtain the desired surgical outcome. Do not use OviTex® in patients known to be sensitive to materials of ovine (sheep) origin. For prescription use only. For additional important safety information, please see the OviTex Reinforced BioScaffold Instructions for Use.

The statements made or results achieved by TELA Bio customers described herein were achieved in their specific setting. Due to variations in clinical experience and technique, there is no guarantee that these results are typical. A surgeon must use his or her own clinical judgment when deciding which products are appropriate for treatment of a particular patient. Always refer to the package insert, product label, and/or instructions for use before using any TELA Bio product. Products may not be available in all markets because product availability is subject to the regulatory and/or medical practices in individual markets

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA's management. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others, the impact to our business of the ongoing COVID-19 pandemic, including any impact on our ability to market our products, demand for our products due to deferral of procedures using our products or disruption in our supply chain, our ability to achieve or sustain profitability, our ability to gain market acceptance for our products and to accurately forecast and meet customer demand, our ability to compete successfully, that data from earlier studies related to our products and interim data from ongoing studies may not be replicated in later studies or indicative of future data, our ability to enhance our product offerings, development and manufacturing problems, capacity constraints or delays in production of our products, maintenance of coverage and adequate reimbursement for procedures using our products, product defects or failures. These and other risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

TELA Bio Contact

Nora Brennan

Chief Financial Officer

TELA Bio, Inc.
484-320-2930

Investor Contact

Greg Chodaczek

347-620-7010
ir@telabio.com